SCHEDULE 14A

 PROXY STATEMENT

PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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Flaherty & Crumrine Dynamic Preferred
and Income Fund Incorporated

 (Name of Registrant as Specified in Its Charter)

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ANNUAL MEETING OF SHAREHOLDERS ADJOURNED
WE NEED YOUR PARTICIPATION!

Dear Valued Shareholder,

As you may know, we have been trying to reach you regarding the Joint Annual Meeting of Shareholders of Flaherty & Crumrine Dynamic Preferred and Income Fund Incorporated (NYSE: DFP) and Flaherty & Crumrine Preferred and Income Fund Incorporated (NYSE: PFD).

The Annual Meeting of Shareholders was originally slated for April 16th, 2025, but has been adjourned again until May 12th, 2025 due to a lack of shareholder participation. Our records indicate we have not yet received your vote, therefore we are asking you to please take a moment now to submit your vote. Shareholders are being asked to vote on the following proposals:

Proposal 1:   To Elect Directors of each Fund.

Proposal 2:   To approve a new investment advisory agreement with Flaherty & Crumrine Incorporated for each Fund.

The full proxy statement is available for your review here: www.OkapiVote.com/Flaherty

The vote on the investment advisory agreement is administrative in nature. As further discussed in the proxy statement, new agreements are being proposed because of a deemed change of control at the Adviser level that is causing the existing agreements to terminate. The new investment advisory agreements must be approved by each Fund’s shareholders in order for Flaherty & Crumrine to continue to provide investment advisory services to the Funds.

Please note that except for date and the initial term, the terms of the new advisory agreements are identical to the terms of the current agreements, including having identical advisory fees.

1.	No change to the investment advisory fees.
2.	No change to the investment objective and principal investment strategies.
3.	No change in the day-to-day management of the Fund.

The Board of DIRECTORS UNANIMOUSLY recommends that shareholders vote “For” the ProposalS

In order for your vote to be represented, we must receive your voting instructions. PLEASE SUBMIT YOUR VOTE TODAY USING THE URL AND CONTROL NUMBER PROVIDED IN YOUR EMAIL.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (877) 279-2311 or by email at: Flaherty@okapipartners.com.